Exhibit 23.1

               COMBINED INDEPENDENT AUDITORS' REPORT ON FINANCIAL
                         STATEMENT SCHEDULE AND CONSENT

The Board of Directors
Innova Corporation

     The audits referred to in our report dated February 3, 1998, included the related consolidated financial statement schedule, as of December 31, 1996 and 1997, and for the year ended March 31, 1996, the nine month fiscal period ended December 31, 1996, and the year ended December 31, 1997, included in the annual report on Form 10-K of Innova Corporation. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     We consent to incorporation by reference in the registration statement (No. 333-34089) on Form S-8 of Innova Corporation of our report dated February 3, 1998, relating to the consolidated balance sheets of Innova Corporation and subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended March 31, 1996, the nine month fiscal period ended December 31, 1996, and the year ended December 31, 1997, and related financial statement schedule, which reports appear in the December 31, 1997, annual report on Form 10-K of Innova Corporation.

                                          /s/  KPMG PEAT MARWICK LLP

Seattle, Washington
March 31, 1998